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                                                                    EXHIBIT 3.33

     STATE OF DELAWARE
    SECRETARY OF STATE
 DIVISION OF CORPORATIONS
FILED 04:30 PM 11/29/1999
   991508894 - 3132602

                          CERTIFICATE OF INCORPORATION

                                       OF

                           PEABODY ENTERPRISES, INC. I

                                    * * * * *

         1. The name of the corporation is Peabody Enterprises, Inc. I.

         2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

         3. The nature of the business or purposes to be conducted or promoted is:

         To engage in any lawful act or activity for which corporations may be organized under the General Corporation law of Delaware.

         4. The total number of shares of stock which the corporation shall have authority to issue is: One Hundred (100) and the par value of each of such shares is Ten Dollars and No Cents ($10.00), amounting in the aggregate to One Thousand Dollars and No Cents ($1000.00).

         5. The name and mailing address of each incorporator is as follows:

         NAME                                      MAILING ADDRESS

         M. M. Grabowski                1209 Orange St., Wilmington, DE 19801

         L. J. Vitalo                   1209 Orange St., Wilmington, DE 19801

         6. The corporation is to have perpetual existence.

         7. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

         To make, alter or repeal the by-laws of the corporation.

         To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

         To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

                                       -1-

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         To designate one or more committees, each committee to consist of one or more of the directors of the corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member of any meeting of the committee. The by-laws may provide that in the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the board of directors, or in the by-laws of the corporation, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the Delaware General Corporation Law to be submitted to stockholders for approval or (ii) adopting, amending or repealing any by-law of the corporation.

         8. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

         9. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         10. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

         WE, THE UNDERSIGNED, being each of the incorporators hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is our act and deed and the facts herein stated are true, and accordingly have hereunto set our hands this 29th day of November, 1999.

                                              /s/ M. M. Grabowski
                                              ----------------------------------
                                                  M. M. Grabowski

                                              /s/ L. J. Vitalo
                                              ----------------------------------
                                                  L. J. Vitalo

                                       -2-

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                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                      *****

Peabody Enterprises, Inc. I a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

         DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

         RESOLVED, that the Certificate of Incorporation of Peabody Enterprises, Inc. I be amended by changing the First Article thereof so that, as amended, said Article shall be and read as follows:

                  The name of the corporation is Cleaton Coal Company.

         SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

         THIRD: That the aforesaid amendment was duly adopted in accordance with the provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.

                                                 PEABODY ENTERPRISES, INC. I

                                                 By /s/ Steven F. Schaab
                                                    ----------------------------
                                                    Vice President and Treasurer

     STATE OF DELAWARE
    SECRETARY OF STATE
 DIVISION OF CORPORATIONS
FILED 12:45 PM 04/12/2000
  001187515 - 3132602

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         IN WITNESS WHEREOF, said Peabody Enterprises, Inc. I has caused this certificate to be signed by S. F. Schaab, Its Vice President and Treasurer, this 6th day of April, 2000.

                                                 PEABODY ENTERPRISES, INC. I

                                                 By /s/ T. W. Dietrich
                                                    ------------------
                                                    SECRETARY